Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	December 13, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC BOARD DECLARES 33% INCREASE IN QUARTERLY CASH DIVIDEND

FALLS CHURCH, Va., December 13 – The Board of Directors of CSC (NYSE: CSC) declared a regular quarterly dividend of $0.20 per share on the company’s
Common Stock. Today's dividend declaration represents a 33% increase, or five cents per share, when compared with the prior quarterly dividend of $0.15 per common share. The dividend will be paid on January 13, 2011 to stockholders of record at the close of business on December 23, 2010.

About CSC
CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2010). Headquartered in Falls Church, Va., CSC has approximately 94,000 employees and reported revenue of $16.1 billion for the 12 months ended Oct. 1, 2010. For more information, visit the company’s website at www.csc.com.